UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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National Property Investors 6

(Name of Registrant as Specified in its Charter)

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	(1)	Title of each class of securities to which transaction applies: Limited Partnership Units
	(2)	Aggregate number of securities to which transaction applies: 109,496 Limited Partnership Units
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $46,010,000.00
	(4)	Proposed maximum aggregate value of the transaction: $46,010,000.00
	(5)	Total fee paid: $5,926.09

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National Property Investors 6

c/o Eagle Rock Proxy Advisors, LLC

12 Commerce Drive

Cranford, New Jersey 07016

September 9, 2014

Dear Limited Partner:

National Property Investors 6, a California limited partnership (the “Partnership”) in which you have invested, entered into an agreement with DRA Fund VIII LLC, a Delaware limited liability company (the “Purchaser”), an unaffiliated third party, to sell the Partnership’s apartment complex known as Colony at Kenilworth and located in Towson, Maryland (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property is $46,010,000.00. Following the Sale, the Partnership will be liquidated and dissolved in accordance with the agreement of limited partnership, as amended, governing the Partnership (the “Partnership Agreement”) and applicable law. The terms of the Sale and the liquidation of the Partnership are more fully described in the attached Consent Solicitation Statement.

We are of the opinion that the Sale is in the best interests of, and is fair to, Partners for the following reasons:

•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

YOUR VOTE IS IMPORTANT

We recommend that you consent to the Sale. Please complete, sign, date and return the enclosed Consent in the enclosed pre-addressed, postage-paid envelope as soon as possible. If you have any questions or require any assistance, please contact our Solicitation Agent, Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; by fax at (908) 497-2349; or by telephone at (800) 217-9608.

NPI EQUITY INVESTMENTS, INC.,

General Partner of the Partnership

National Property Investors 6

c/o Eagle Rock Proxy Advisors, LLC

12 Commerce Drive

Cranford, New Jersey 07016

September 9, 2014

CONSENT SOLICITATION STATEMENT

Dear Limited Partner:

National Property Investors 6, a California limited partnership (the “Partnership”) in which you have invested, entered into an agreement (the “Purchase Agreement”) with DRA Fund VIII LLC, a Delaware limited liability company (the “Purchaser”), an unaffiliated third party, to sell (the “Sale”) the Partnership’s apartment complex known as Colony at Kenilworth and located in Towson, Maryland (the “Property”) to the Purchaser. The gross sale price for the Property (the “Purchase Price”) is $46,010,000.00. NPI Equity Investments, Inc., the general partner of the Partnership (the “General Partner”) is soliciting the consent of the Partnership’s limited partners (the “Limited Partners” and together with the General Partner, the “Partners”) to the Sale.

Following the Sale, the Partnership will be liquidated and dissolved in accordance with the Partnership Agreement and applicable law. After payment of all Partnership debts and expenses, including the expenses of the Sale, and certain debt owed to the General Partner and its affiliates, any remaining sales proceeds will be distributed to the Partners in the liquidation of the Partnership. We currently estimate that upon liquidation of the Partnership there will be remaining sales proceeds to distribute to the Partners. The estimates, as explained below, are based on a number of assumptions and variables that are beyond the control of the General Partner.

This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the “Consent Form”), are first being mailed to Limited Partners of record as of September 8, 2014 (the “Record Date”) on or about September 9, 2014.

THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 8, 2014 UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS SOLE DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THIS DATE, AS SO EXTENDED, BEING REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT AS THE “EXPIRATION DATE”)

Pursuant to the Partnership Agreement, the consent of the Limited Partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Sale. As of June 30, 2014, 109,496 Units were issued and outstanding. As of June 30, 2014, an affiliate of the General Partner, AIMCO Properties, L.P. (“AIMCO Properties”) and its affiliates own 76,622, or approximately 69.98%, of the outstanding Units. As more fully described in the accompanying Consent Solicitation Statement, AIMCO IPLP, L.P. (“AIMCO IPLP”), an affiliate of AIMCO Properties, must vote 47,624 Units owned by it in proportion to the votes cast with respect to Units other than those owned by AIMCO IPLP or otherwise subject to this voting restriction. AIMCO Properties and its affiliates have indicated that they will vote their other 28,998 Units, or approximately 26.48% of the outstanding Units, that are not subject to the voting restriction in favor of the Sale. Accordingly, the consent of Limited Partners owning an additional 1,939 Units is required to approve the Sale. We are providing the attached Consent Solicitation Statement in order to notify you of the background and terms of the Sale and to solicit your vote approving the Sale.

The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners for the following reasons:

•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

The General Partner recommends that you consent to the Sale by completing, dating and signing the enclosed Consent Form and returning it in the enclosed pre-addressed, postage-paid envelope as soon as possible.

By consenting to the Sale, Limited Partners also authorize the General Partner to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) (an “Alternative Sale”) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).

If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Limited Partners, that if the Partnership does make any future distributions Limited Partners will receive distributions equal to their tax liability, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.

•	The Sale. On August 28, 2014, the Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The gross purchase price for the Sale is $46,010,000.00. See “THE SALE.”

•	What You Will Receive in the Liquidation of the Partnership. We currently estimate that the Partnership will distribute approximately $2,344,655.00, or $21.41 per Unit, of Sale proceeds to Limited Partners in liquidation of the Partnership. We added the Property’s portion of the Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding mortgage debt (including accrued interest), closing costs, accounts payable, accrued expenses and other related Partnership liabilities, and the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be approximately $223,200.00, to determine our estimate of Sale proceeds distributable to Limited Partners. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “ESTIMATED ALLOCATION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the consent of the Limited Partners who own more than 50% of all outstanding Units is required to approve the Sale. As of June 30, 2014, 109,496 Units were issued and outstanding. As of June 30, 2014, AIMCO Properties, an affiliate of the General Partner, and its affiliates own 76,622, or approximately 69.98%, of the outstanding Units. As more fully described in the accompanying Consent Solicitation Statement, AIMCO IPLP, L.P., an affiliate of AIMCO Properties, must vote 47,624 Units owned by it in proportion to the votes cast with respect to Units other than those owned by AIMCO IPLP or otherwise subject to this voting restriction. AIMCO Properties and its affiliates have indicated that they will vote their other 28,998 Units, or approximately 26.48% of the outstanding Units, that are not subject to the voting restriction in favor of the Sale. Accordingly, the consent of Limited Partners owning an additional 1,939 Units is required to approve the Sale. See “SOLICITATION OF CONSENTS.”

•	Reasons for the Sale. The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners because:

¡	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

¡	The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions;

¡	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

¡	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

¡	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE”

•	Disadvantages of the Sale. The Sale has the following disadvantages:

¡	Property value could appreciate due to, among other factors, an improved economy, interest rate decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value.

¡	After the Sale, Limited Partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.

¡	Limited Partners will recognize taxable income in connection with the Sale, and taxable income or loss in connection with the liquidation of the Partnership. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Appraisal Rights. Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale. See “SOLICITATION OF CONSENTS – No Appraisal Rights.”

•	Tax Consequences of the Sale. The Sale will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. If the Property is sold, the Partnership will recognize taxable gain. The gain recognized with respect to the Sale will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. Depending on your basis in your Units and other aspects of your particular tax position, your taxable gain and any tax liability resulting from the Sale could exceed the amount of cash you receive in the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

¡	Tax Consequences of the Liquidation of the Partnership. A Limited Partner will recognize gain or loss on any distribution to him, her, or it, in liquidation of the Partnership. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	General Partner’s Recommendation. The General Partner recommends that the Limited Partners consent to the Sale. See “THE GENERAL PARTNER’S RECOMMENDATION.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Solicitation Agent, Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; by fax at (908) 497-2349; or by telephone at (800) 217-9608, with any questions or comments you may have about the Sale.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” Such forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Limited Partners, and the Sale’s tax consequences.

The words “estimate,” “project,” “intend,” “think,” “believes,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership and the General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.

RISK FACTORS

The Sale has certain risks and disadvantages. You should carefully consider the following risks:

Limited Partners Will Recognize Taxable Income Upon the Sale. If the Property is sold, the Partnership will recognize taxable income as a result of the Sale equal to the excess of the sum of the cash received for the Property, over the Partnership’s adjusted basis in the Property. This taxable income will be allocated to the Partners in accordance with the Partnership Agreement. If the Sale closes, we currently estimate Limited Partners will recognize taxable income of approximately $112.68 per Unit as a result of the Sale. This amount is not an estimate of the tax liability that will be payable by the Limited Partners; instead it is an estimate of the income on which any tax liability will be determined. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Limited Partners will Recognize Taxable Income or Loss Upon the Partnership’s Liquidation. After payment of all Partnership debts and expenses, including the expenses of the Sale, certain debt owed to the General Partner and its affiliates, any remaining sales proceeds would be distributed to the Partners in liquidation of the Partnership. We currently estimate that upon liquidation of the Partnership there will be remaining sales proceeds to distribute to the Partners. The estimates, as explained below, are based on a number of assumptions and variables that are beyond the control of the General Partner. Each Partner will recognize gain or loss upon the Partnership’s liquidation, the amount of which will depend upon his, her, or its basis in his or her Units. If the Property is sold and the Partnership is liquidated, each Partner will receive a final Form K-1 from the Partnership for all or a portion of the year of the liquidation of the Partnership, and should not have to include Form K-1 information from the Partnership in his or her tax returns for subsequent years. There can be no assurance as to the date the Partnership will be liquidated.

Each Partner’s Tax Liabilities from the Sale and the Partnership’s Liquidation May Exceed the Cash Proceeds Available for Distribution in the Liquidation of the Partnership. Sale proceeds available for distribution to the Partners in the liquidation of the Partnership may be less than the taxable gain recognized by the Partnership, the taxable gain or loss recognized by the Partners in the liquidation of the Partnership, and any resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay income tax attributable to the Sale or the liquidation of the Partnership. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the General Partner may effect an Alternative Sale which may result in lower cash proceeds to the Partnership and lower or no distributions to the Limited Partners.

Conflicts of Interest of General Partner. The General Partner has conflicts of interest with respect to the Sale as more fully described below.

The General Partner and Its Affiliates Will Receive Significant Fees in Connection With the Sale. A portion of the Sale proceeds, after payment of certain transaction costs but before any distribution of proceeds to Partners, will be used to pay an incentive compensation fee of approximately $958,340 to the General Partner in accordance with the terms of the Partnership Agreement.

The General Partner and Its Affiliates Will Receive Funds in Repayment of Indebtedness. A portion of the Sale proceeds, after payment of certain transaction costs, will be used to repay Partnership indebtedness owed to the General Partner and its affiliates, including accrued interest thereon, currently estimated to be $10,957,021.00 as of June 30, 2014.

The Sale May Mitigate the General Partner’s Liability for Partnership Liabilities. The General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the General Partner’s liability for Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future.

REASONS FOR SALE

The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners. It came to this conclusion based on many factors, including the following:

The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party.

Tax Benefits of Continued Investment are Limited. The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions.

Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities.

The Property May Need Substantial Capital Expenditures in the Future. Given the Property’s age, the Property will probably require substantial capital expenditures in the future for which existing reserves may not be adequate and which the General Partner does not anticipate the Partnership will be able to finance due to its financial condition.

No Distributions to Limited Partners. During the last five years, the Partnership has not paid any distributions to its partners.

Favorable Market Conditions. Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.

The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

MARKETING

The General Partner marketed the Property to potentially interested parties. In May 2014, the General Partner engaged Jones Lang LaSalle Americas, Inc., a national real estate brokerage firm unaffiliated with the General Partner (the “Broker”), to commence the marketing of the Property. The General Partner and its affiliates transact business with the Broker from time to time. In mid-July 2014, the Broker received letters of intent from numerous potential purchasers. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate a sale transaction. The Broker subsequently received revised offers in late July 2014. After evaluating the offers, the General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate a sale. From July 31, 2014 until August 28, 2014, the General Partner negotiated a purchase contract for the Property with the Purchaser.

ESTIMATED ALLOCATION OF SALE PROCEEDS

This table summarizes our current estimate of Sale proceeds to be distributed to Limited Partners in liquidation of the Partnership, assuming the Sale is completed on June 30, 2014. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.

Gross purchase price	$46,010,000.00
Plus: Cash and cash equivalents	270,240.00
Plus: Other partnership assets	613,158.00
Less: Mortgage debt, including accrued interest	(22,974,203.00)
Less: Estimated mortgage prepayment penalty	(5,700,000.00)
Less: Loans from the General Partner and/or affiliates, including accrued interest	(10,957,021.00)
Less: Accounts payable, accrued expenses and other liabilities	(664,184.00)
Less: Estimated closing costs/sales commissions and transfer taxes	(1,495,325.00)
Less: Incentive compensation fee payable to the General Partner	(958,340.00)
Less: Reserve for contingencies	(223,200.00)
Less: Estimated nonresident withholding taxes	(1,537,258.00)

TOTAL	$2,383,867.00

Net proceeds distributable to all Partners	$2,383,867.00
Percentage of proceeds allocable to Limited Partners	98.36%

Net proceeds distributable to Limited Partners	$2,344,655.00

Total number of Units	109,496
Distributable net proceeds per Unit	$21.41

The Partnership is required to make estimated tax payments to be remitted to the Comptroller of Maryland, Revenue Administration Division, on behalf of each Partner that is a nonresident of the state of Maryland. For a nonresident individual, the estimated tax with respect to any such individual Partner is determined by multiplying such Partner’s distributive share or pro rata share of Partnership taxable income derived from Maryland sources by 7%, which is the sum of the highest rate of tax on individuals under Section 10-105(a) of the Code of Maryland (5.75% for 2014), plus a special nonresident tax rate of 1.25% (equal to the lowest county income tax rate). For a nonresident entity, the estimated tax with respect to any such entity Partner is determined by multiplying such Partner’s distributive share or pro rata share of Partnership taxable income derived from Maryland sources by 8.25%, which is the rate of tax on entities under Section 10-105(b) of the Code of Maryland. “Nonresident entity” is defined as any entity that is not formed under Maryland laws and is not qualified by or registered with the Maryland State Department of Assessments and Taxation to do business in Maryland. In the above estimated allocation of sale proceeds, we have utilized the nonresident entity rate of 8.25% in estimating the nonresident withholding tax of $1,537,258.

The amount of the estimated tax attributable to a nonresident Partner will be withheld from, and will reduce, the amount otherwise distributable to such Partner by the Partnership. The Partnership will issue a statement to each nonresident Partner showing the amount of estimated taxes paid on such Partner’s behalf. We urge each Limited Partner that is a nonresident of the state of Maryland to consult his, her or its tax advisor regarding the state of Maryland estimated taxes.

Estimated Tax Consequences of Property Sale. Limited Partners will recognize taxable gain on the Sale. This table summarizes our estimate of the allocation to Limited Partners of taxable gain on the Sale, assuming the Sale is completed on June 30, 2014. These estimates below are not estimates of the tax liability that will be payable by the Limited Partners, instead they are estimates of the income on which any tax liability will be determined. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates. Each Limited Partner should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES – Tax Consequences if the Property is Sold.”

Gain per Unit recognized on sale	$112.68
Unrecaptured Section 1250 gain per Unit	$93.72
Section 1231 gain per Unit	$112.94
Ordinary loss per Unit	$(36.49)
Capital loss per Unit	$(57.49)

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary of the United States federal income tax consequences of the Sale and the liquidation of the Partnership is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Partner resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the Partners. We urge Partners to consult their tax advisors as to the specific tax consequences to them of the Sale and the Partnership’s liquidation.

Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize income as a result. The amount of income recognized by the Partnership will be equal to the excess of: (i) the sum of the cash and other property received in exchange for the Property, over (ii) the Partnership’s adjusted basis in the Property. This income will be allocated to the Partners in accordance with the Partnership Agreement. We currently estimate the total amount of this income will be $112.68 per Unit.

We expect that all of the income recognized by the Partnership because of the sale of the Property will be taxed to the Partners at long-term capital gain rates. However, under special rules that apply to real property that has been depreciated, it is expected that substantially all the capital gain will be taxed to the Partners as “unrecaptured section 1250 gain.” Unrecaptured section 1250 gain is long-term capital gain, but generally is taxed at a maximum rate of 25% in the case of individuals, trusts, and estates. This 25% rate on unrecaptured section 1250 gain is greater than the 20% maximum rate that applies to most other long-term capital gains of individuals, trusts and estates. We currently estimate the amount of unrecaptured section 1250 gain allocated to the Partners to be $93.72 per Unit.

Since 2013, individuals, trusts, and estates generally have been required to pay an additional 3.8% tax on net investment income. An individual must pay the 3.8% tax on the lesser of: (i) net investment income for the year; or (ii) the excess of modified adjusted gross income over a “threshold amount” (generally $200,000, but $250,000 for joint filers and surviving spouses, and $125,000 for married taxpayers filing separately). A trust or estate must pay the 3.8% tax on the lesser of: (i) undistributed net investment income; or (ii) the excess of adjusted gross income over the dollar amount at which the highest tax bracket for trusts and estates begins. Net investment income of a Partner is expected to include both capital gain (including unrecaptured section 1250 gain) and ordinary income, if any.

In addition, in connection with a sale, each Partner will be deemed for tax purposes to receive a distribution from the Partnership equal to the amount of debt previously allocated to the Partner for tax purposes.

After the Sale, a Partner also will recognize income or loss on the liquidation of the Partnership to the extent of the difference between: (i) the sum of the amount of cash and other property distributed to the Partner, and (ii) the Partner’s adjusted basis in his or her Partnership interest, after adjustment for any income or loss from operation of the Partnership, including from sale of the Property, through the Partnership’s liquidation. Income recognized by a Partner if the Property is sold should increase the Partner’s basis in his or her Partnership, thereby reducing the amount or income or increasing the amount of loss recognized by the Partner on the Partnership’s liquidation. Generally, any income or loss recognized by a Partner on the liquidation of the Partnership will be capital gain or loss. To the extent of long-term capital gain of a Partner that is an individual, trust, or estate, generally will be eligible for the applicable maximum long-term capital gain rate and generally will be subject to the tax on net investment income.

If the Property is sold and the Partnership is liquidated, each Limited Partner will receive a final Form K-1 from the Partnership for all or a portion of the year in which the Partnership is liquidated, and should not have to include Form K-1 information from the Partnership in his or her tax returns for subsequent years. There can be no assurance as to the date the Partnership will be liquidated.

If a Partner has suspended tax losses, tax credits, or other items of tax benefit, it is possible that these items may reduce any tax liability that arises with respect to the income recognized as a result of the sale of the Property or the liquidation of the Partnership. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Partner’s individual circumstances. We urge the Partners to consult with their tax advisors in this regard.

To the extent, if any, that the cash proceeds distributed to a Partner are less than the tax liabilities of such Partner arising from the recognition of gain from a sale of the Property or the liquidation of the Partnership, the Partner may be required to use funds from sources other than Partnership distributions to pay such liabilities.

Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. Continued operation of the Property may generate income that will be taxable to the Partners if depreciation and other deductions are equal to or less than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution to the Partners since it is expected that all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a partnership tax return.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND THE PARTNERSHIP’S LIQUIDATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL RELEVANT TAX EFFECTS. WE URGE EACH PARTNER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE PARTNERSHIP’S LIQUIDATION, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS

THE PROPERTY

General. The Property is a 383-unit rental apartment complex located in Towson, Maryland. The Property has been owned and operated by the Partnership continuously since the Property was constructed in 1984. The Property is encumbered by a first mortgage loan with an aggregate unpaid balance of $11,058,671, and by a second mortgage loan with an aggregate unpaid balance of $11,787,429, each as of June 30, 2014. The Partnership has other indebtedness of $10,957,021 as of June 30, 2014 due to the General Partner and its affiliates.

Capital Replacements. The Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or advances from affiliates of the General Partner although the General Partner and its affiliates do not have an obligation to fund such advances.

Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate				Average Occupancy
2014*	2013	2012	2011	2014*	2013	2012	2011
$13,234	$12,820	$12,147	$11,692	91%	90%	92%	93%

*	Through June 30, 2014

THE PARTNERSHIP

General Information. The Partnership is a California limited partnership organized on October 15, 1982. The Partnership is engaged in the business of operating and holding real estate properties for investment.

The Partnership’s principal executive offices are located at 80 International Drive, PO Box 1089, Greenville, South Carolina 29602.

Limited Partners. As of the Record Date, there were 109,496 Units issued and outstanding owned by 1,876 Limited Partners of record.

Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.

Class-Limited Partners
Entity Name and Address	Approximate Number of Units	Approximate Unit of Class
AIMCO Properties, L.P.[1] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	76,622[2]	69.98%

AIMCO-GP, Inc.[3] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	76,622[2]	69.98%

Apartment Investment and Management Company[3] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	76,622[2]	69.98%

AIMCO IPLP, LP4 80 International Drive, Greenville, SC 29615	48,033	43.87%

AIMCO/IPT, Inc.[5] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	48,033	43.87%

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.03% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of December 31, 2013, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partnership interest in AIMCO Properties, L.P. It is wholly owned by AIMCO.

[2]	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 76,622 Units, representing approximately 69.98% of the class.
[3]	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P. and AIMCO-GP, Inc. by virtue of its indirect majority or whole ownership of those Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.
[4]	AIMCO IPLP, L.P. is indirectly ultimately owned by AIMCO.
[5]	AIMCO owns 100% of the shares of AIMCO/IPT, Inc.

None of our directors or officers own any Units.

Trading Market. There is not any established trading market for the Units.

Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s property.

Property	Units	Date of Purchase	Type of Ownership	Use
Colony at Kenilworth Towson, Maryland	383	03/15/84	Fee ownership subject to first and second mortgages	Apartment

Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2013 and 2012 fiscal years set forth in Part I, Item 8 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2014 (the “2013 10-K”). See “WHERE YOU CAN FIND MORE INFORMATION.”

Past Contacts, Relationship and Negotiations. The Partnership has no employees and depends on the General Partner and its affiliates for the management and administration of all Partnership activities. The Partnership Agreement provides for certain payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

Affiliates of the General Partner receive 5% of gross receipts from the Partnership’s property as compensation for providing property management services. The Partnership paid to such affiliates approximately $124,000 and $123,000 for the six months ended June 30, 2014 and 2013, respectively.

Affiliates of the General Partner charged the Partnership for reimbursement of accountable administrative expenses amounting to approximately $22,000 and $75,000 for the six months ended June 30, 2014 and 2013, respectively. At December 31, 2013, approximately $163,000 of reimbursements were due to the General Partner. There were no such reimbursements due to the General Partner at June 30, 2014.

For services relating to the administration of the Partnership and operation of the Partnership’s property, the General Partner is entitled to receive payment for non-accountable expenses up to a maximum of $150,000 per year, based upon the number of Partnership units sold, subject to certain limitations. No such reimbursements were made during the six months ended June 30, 2014 or 2013.

As compensation for services rendered in managing the Partnership, the General Partner is entitled to receive Partnership management fees in conjunction with distributions of cash from operations, subject to certain limitations. No such Partnership management fees were earned or paid during the six months ended June 30, 2014 or 2013.

The Partnership may receive advances of funds from AIMCO Properties, an affiliate of the General Partner and the holder of a majority of the beneficial interest of the Partnership. There were no such advances received during the six months ended June 30, 2014 and 2013. The advances bear interest at the prime rate plus 2% (5.25% at June 30, 2014) per annum. During the six months ended June 30, 2014, the Partnership paid $100,000 of accrued interest. There were no such payments during the six months ended June 30, 2013. At June 30, 2014 and December 31, 2013, the total advances and accrued interest owed to AIMCO Properties, were approximately $10,957,000 and $10,775,000, respectively. Subsequent to June 30, 2014, the Partnership received an advance of $550,000 to fund real estate taxes and operating expenses at the Partnership’s investment property. The Partnership may receive additional advances of funds from AIMCO Properties, although AIMCO Properties is not obligated to provide such advances. For more information on AIMCO Properties, including copies of its audited balance sheet, please see its reports filed with the Securities and Exchange Commission.

Upon the Sale, the General Partner will be entitled to an Incentive Compensation Fee equal to 3% of the difference between the sales price of the property and the appraised value for such property at February 1, 1992. Payment of the Incentive Compensation Fee is subordinated to the receipt by the limited partners, of: (a) distributions from capital transaction proceeds of an amount equal to their appraised investment in the Partnership at February 1, 1992, and (b) distributions from all sources (capital transactions as well as cash flow) of an amount equal to six percent (6%) per annum cumulative, non-compounded, on their appraised investment in the Partnership at February 1, 1992. Prior to 2013, these preferences were met.

The Partnership insures its property up to certain limits through coverage provided by AIMCO which is generally self-insured for a portion of losses and liabilities related to workers’ compensation, property casualty, general liability, and vehicle liability. The Partnership insures its property above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the General Partner. During the six months ended June 30, 2014, the Partnership was charged by AIMCO and its affiliates approximately $43,000 for hazard insurance coverage and fees associated with policy claims administration. Additional charges will be incurred by the Partnership during 2014 as other insurance policies renew later in the year. The Partnership was charged by AIMCO and its affiliates approximately $60,000 for insurance coverage and fees associated with policy claims administration during the year ended December 31, 2013.

In addition to its indirect ownership of the General Partner interest in the Partnership, AIMCO and its affiliates owned 76,622 Units in the Partnership representing 69.98% of the outstanding Units at June 30, 2014. A number of these Units were acquired pursuant to tender offers made by Aimco or its affiliates. AIMCO IPLP, L.P., an affiliate of AIMCO Properties, must vote 47,624 Units owned by it in proportion to the votes cast with respect to Units other than those owned by AIMCO IPLP or otherwise subject to this voting restriction.

THE PURCHASER

General. The Purchaser is a Delaware limited liability company and affiliate of DRA Advisors. DRA Advisors is an investment advisor specializing in real estate investment and management services for institutional and private investors. The Purchaser informs us that it focuses on conservative, value-added real estate investments in the office, retail, multi-family and industrial sectors in the United States. The Purchaser informs us that its principal executive offices are located at 220 East 42nd Street, New York, New York 10017, telephone: 212-973-3840.

Past Contacts, Relationship and Negotiations. The General Partner and its affiliates have from time to time marketed similar transactions to Purchaser. However, in the past five years, neither the General Partner nor any of its affiliates has consummated any transactions with Purchaser.

THE SALE

We entered into the Purchase Agreement with the Purchaser on August 28, 2014 (the “Effective Date”). Under the terms and subject to the conditions of the Purchase Agreement, Purchaser has agreed to purchase the Property. The following is a summary of the terms and conditions of the Purchase Agreement.

Purchase Price. The Purchase Price for the Property is $46,010,000.00. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses, and fees shall be prorated as of the Closing Date, the Partnership being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by the Partnership attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.

Purchased Assets. The Partnership has agreed to sell all of its interest in and to the Property, including all improvements on the land, all rights, alleys, ways, waters, privileges, appurtenances and advantages belonging or in any other way appurtenant to the land or such improvements, and all rights of the Partnership in and to any public or private streets, roadways or rights-of-way, any privately owned water or sewer lines servicing the Property, any easements or covenants of benefit thereto, and fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the land or in the improvements thereto.

Feasibility Period. From the Effective Date to October 15, 2014 (such period the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to the Partnership, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review copies of such documents and information concerning the Property that are in the Partnership’s possession or reasonable control, other than such documents and information that the Partnership deems to be confidential or proprietary, and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to the Partnership prior to any entry onto the Property and shall permit the Partnership to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

Closing. The closing of the Sale of the Property is scheduled to take place October 30, 2014, subject to conditions and extensions provided for in the Purchase Agreement (such date, as adjusted, the “Closing Date”).

Loan Obligations. At the Closing, the Partnership will use a portion of the Purchase Price to pay off all loan obligations encumbering the Property.

Representations and Warranties. The Purchase Agreement contains representations and warranties by the Partnership, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; leases and service contracts in effect at the Property; violations of law; litigation, and zoning. The Partnership’s aggregate liability for a breach of its representations and warranties is limited to $850,000, and is limited to claims brought within 9 months after the Closing.

The agreement also contains representations and warranties by the Purchaser, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; and the Purchaser’s status under laws relating to terrorist financing and foreign assets controls.

Conditions to Closing. The obligation of Purchaser to complete the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of the following conditions:

•	All of the documents required to be delivered by the Partnership to Purchaser at the Closing pursuant to the terms and conditions of the Purchase Agreement shall have been delivered;

•	Each of the Partnership’s representations and warranties shall be true in all material respects as of the Closing Date;

•	The Partnership shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Partnership under the Purchase Agreement;

•	Neither the Partnership nor the General Partner shall be a debtor in any bankruptcy proceeding; and

•	There shall not be any pending litigation or, to the knowledge of either Purchaser or the Partnership, any litigation threatened which if adversely determined would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare illegal, invalid or non-binding any of the covenants or obligations of the Partnership.

•	The title company shall be committed to issuing an owner’s policy of title insurance.

If any foregoing conditions is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate the Purchase Agreement and receive a return of the deposit from the escrow agent, or (c) if such failure constitutes a default by the Partnership of its covenants under the Purchase Agreement, exercise certain other remedies available to it pursuant to the terms of the Purchase Agreement.

The obligation of the Partnership to complete the transactions contemplated by the Purchase Agreement is subject to satisfaction or waiver of the following conditions:

•	All of the documents and funds required to be delivered by Purchaser to the Partnership at the Closing pursuant to the terms and conditions of the Purchase Agreement shall have been delivered;

•	Each of the representations, warranties and covenants of Purchaser contained in the Purchase Agreement shall be true in all material respects as of the Closing Date;

•	Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser under the Purchase Agreement;

•	Neither Purchaser nor Purchaser’s managing member shall be a debtor in any bankruptcy proceeding;

•	The Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement, including, without limitation, a tax free exchange (and the amendment of the Partnership’s (or the Partnership’s affiliates’) partnership or other organizational documents in connection therewith), (a) from the Partnership’s partners, members, managers, shareholders or directors to the extent required by the Partnership’s (or the Partnership’s affiliates’) organizational documents, and (b) as required by law;

•	There shall not be any pending litigation or, to the knowledge of either Purchaser or the Partnership, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

•	The Partnership shall have paid all of its obligations under the first and second mortgage loans encumbering the Property (the “Loan Payoff”), subject to the Partnership’s having made the requisite notice of prepayment.

If any of the foregoing conditions to the Partnership’s obligations to close with respect to the conveyance of the Property under the Purchase Agreement are not met (other than with respect to the Loan Payoff), the Partnership may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate the Purchase Agreement, or (c) if such failure constitutes a default by Purchaser, exercise certain other remedies provided by the Purchase Agreement. With respect to the Loan Payoff, the Partnership may extend the Closing Date for up to five days but may not terminate the Purchase Agreement.

Casualty and Condemnation. Prior to 11:59 p.m. the day prior to the Closing Date, if (i) the Property is damaged or destroyed by fire or other casualty, and the cost for demolition, site cleaning, restoration, replacement, or other repairs is more than $750,000.00 or (ii) the damage is reasonably anticipated by Purchaser to permanently and materially adversely affect access, use or parking at the Property after the Closing (either, “Major Damage”), then the Partnership shall have no obligation to make such repairs and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice.”) If there is Major Damage, then Purchaser may elect, by delivering written notice to the Partnership on or before the earlier of (x) Closing and (y) 10 days after receipt of the Damage Notice, to terminate the Purchase Agreement, in which case the deposit thereunder shall be returned to Purchaser. In the event that the Property is damaged or destroyed by fire or other casualty prior to 11:59 p.m. on the day prior to the Closing Date, and there is no Major Damage, the Sale shall proceed subject either (1) to the Partnership’s assignment of insurance proceeds or (2) a credit to Purchaser of the amount necessary to complete repairs on the Property.

In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), the Partnership shall give written notice thereof promptly to Purchaser. Purchaser shall have the right, at Purchaser’s option, to terminate the Purchase Agreement by giving written notice within 10 days after Purchaser’s receipt from the Partnership of notice of the occurrence of such event, and if Purchaser so terminates the Purchase Agreement, Purchaser shall recover the deposit under the Purchase Agreement. If Purchaser fails to terminate the Purchase Agreement within such 10-day period, the Sale shall be closed in accordance with the terms of the Purchase Agreement for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.

Operating Covenants. Between the effective date of the Purchase Agreement and the Closing, the Partnership has agreed to the following:

•	In the ordinary course of business the Partnership may enter into new contracts, new leases, renew existing leases or modify, terminate or accept the surrender or forfeiture of any of the leases, modify any contracts, or institute and prosecute any available remedies for default under any lease or property contract without first obtaining the written consent of Purchaser; provided, however, the Partnership agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed leases shall not have a term of less than 9 months or in excess of 15 months and any new contract shall be terminable upon 30 days’ notice without penalty.

•	The Partnership shall operate the Property in the ordinary course of business, and except as necessary in the Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property, the Partnership will not make any material alterations to the Property or remove any material fixtures and tangible personal property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, denied or delayed.

•	Other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business, the Partnership covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property (other than leases and contracts as provided above) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.

•	The Partnership shall not initiate any change to zoning presently applicable to all or any part of the Property without the written consent of Purchaser.

•	As of Closing, the existing management agreement relating to the Property shall be terminated.

•	The Partnership agrees that at the Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to $750.00 per unit not in rent ready condition that has been vacant for seven or more days.

•	The Partnership shall promptly deliver to Purchaser copies of any material written notices received by the Partnership at its Denver, Colorado office pertaining to the Property.

•	The Partnership shall advise Purchaser if the Partnership commences any tax protest or reduction proceedings pertaining to the Property after the Effective Date.

Remedies. If Closing fails to occur as a result of default by the Purchaser, the Partnership is entitled to receive, as its sole and exclusive remedy, liquidated damages of $1,000,000.00, the amount of the Purchaser’s deposit (the “Deposit). If Closing fails to occur as a result of default by the Partnership, then at Purchaser’s election and as its sole remedy, Purchaser may (a) terminate the Purchase Agreement and recover the Deposit and, as its sole recoverable damages, its actual out-of-pocket expenses and costs in connection with the Sale, which damages shall not exceed $100,000.00 in the aggregate (unless the Partnership’s default involved willful refusal to close, in which case such liability cap is increased to $700,000.00), or (b) subject to certain conditions, seek specific performance of the Partnership’s obligations pursuant to the Purchase Agreement, including the Sale.

INTEREST OF CERTAIN PERSONS IN THE SALE

The General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. The General Partner and its affiliates also have certain financial interests in the Partnership and the Sale. See “THE PARTNERSHIP – Past Contacts, Relationships and Negotiations.”

THE GENERAL PARTNER’S RECOMMENDATION

The General Partner recommends that Limited Partners consent to the Sale. The General Partner is of the opinion that the Sale is fair to, and in the best interests of, the Limited Partners. See “REASONS FOR SALE.”

SOLICITATION OF CONSENTS

Expiration Date. THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.

Extension of Solicitation Period. The General Partner expressly reserves the right to extend the period during which consents are solicited in its discretion, at any time, and from time to time. Notice of any such extension will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of the extension.

Solicitation. Abstentions and broker non-votes will not be counted as consents in favor of the Sale and will have the effect of a withheld consent. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by representatives of the General Partner, none of whom will receive additional compensation for these solicitations. The Partnership will bear the cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent. The Partnership will pay the fees and expenses of the Solicitation Agent. The General Partner currently estimates that the fees and expenses of the solicitation will be approximately $9,000.00.

LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE SHOULD MARK THE APPROPRIATE BOX ON THE CONSENT INCLUDED WITH THIS CONSENT SOLICITATION STATEMENT, AND SIGN, DATE AND DELIVER THE CONSENT TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND ON THE CONSENT, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT.

All Consents that are properly completed, signed and delivered to the Solicitation Agent prior to the Expiration Date and not properly revoked (see “Revocation of Instructions” below) will be given effect in accordance with their respective specifications. IF A CONSENT IS DELIVERED AND NONE OF THE “CONSENTS”, THE “WITHHOLDS CONSENT” OR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.

Consents must be executed in exactly the same manner as the name(s) in which ownership of the Units are registered. If two or more joint holders hold the Unit to which a Consent relates, all these holders should sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, this person must so indicate when signing and submit with the Consent evidence satisfactory to the Partnership of authority to execute the Consent.

The execution and delivery of a Consent will not affect a Limited Partner’s right to sell or transfer the Units. All Consents received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of those Units subsequent to the Record Date. A person who acquires Units after the Record Date may not consent.

All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, and the General Partner’s determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consents that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consents. Unless waived, all defects or irregularities in connection with the delivery of Consents must be cured within the time the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons are under any duty to give any notification of any of these defects, irregularities or waivers, nor must any of them incur any liability for failure to give this notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects in the Consent have been cured or waived. The General Partner’s interpretations of the terms and conditions of this solicitation must be conclusive and binding.

Revocation of Instructions. Any Limited Partner who has delivered a Consent to the Solicitation Agent may revoke the instructions set forth in the Consent by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent must (i) contain the name of the person who delivered the Consent, (ii) be in the form of a subsequent Consent marked either as “CONSENTS”, “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent, and (iv) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or fax number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent previously given. A revocation of the instructions set forth in a Consent can only be accomplished in accordance with these procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE CONSENT AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Appraisal Rights. Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Consent Solicitation Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of Limited Partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Consent Solicitation Statement, the Limited Partner may contact the Partnership c/o Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; by fax at (908) 497-2349; or by telephone at (800) 217-9608.

A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of Consent Solicitation Statement.

WHERE YOU CAN FIND MORE INFORMATION

Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2013 and 2012 fiscal years set forth in Part II, Item 8 of the Partnership’s 2013 10-K, and the unaudited financial statements of the Partnership, set forth in Part I of the Partnership’s Form 10-Q for the period ended March 31, 2014, filed with the SEC on April 29, 2014, and the unaudited financial statements of the Partnership, set forth in Part I of the Partnership’s Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 13, 2014. We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:

EAGLE ROCK PROXY ADVISORS, LLC

By Mail:	By Overnight Courier:	By Hand:

12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016

By Facsimile:	For Information please call:

(908) 497-2349	TOLL FREE (800) 217-9608

National Property Investors 6

Eagle Rock Proxy Advisors, LLC

12 Commerce Drive

Cranford, New Jersey 07016

CONSENT OF LIMITED PARTNER

The undersigned, a limited partner of National Property Investors 6, a California limited partnership (the “Partnership”), and the owner of a limited partnership interest in the Partnership, acting with respect to all of the limited partnership interest in the Partnership owned by the undersigned, hereby:

[    ]Consents                     [    ]Withholds Consent                    [    ]Abstains

to the Sale.

This Consent is solicited by the General Partner. The General Partner recommends that Limited Partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent and not defined in this Consent Solicitation Statement have the meanings set forth in the Consent Solicitation Statement, dated September 9, 2014, of the Partnership (the “Consent Solicitation Statement”).

A fully completed, signed and dated copy of this Consent should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.

Completed and signed consents should be sent to Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; or by fax at (908) 497-2349.

Dated:	By:

Please Print Name

Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.